                                                                    Exhibit 12.2


                                 USX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      TOTAL ENTERPRISE BASIS - (Unaudited)
                -------------------------------------------------
                              (Dollars in Millions)

                              First Quarter
                                  Ended           Year Ended December 31
                                 March 31    --------------------------------
                                1999   1998   1998   1997    1996   1995   1994
                                ----   ----   ----  -----    ----   ----   ----
Portion of rentals
  representing interest         $26     $26   $105    $82     $78    $76    $83
Capitalized interest              9       9     46     31      11     13     58
Other interest and fixed
  charges                        85      75    328    312     382    452    456
                                ----   ----   ----   ----    ----  -----   ----
Total fixed charges (A)        $120    $110   $479   $425    $471   $541   $597
                                ====   ====   ====   ====    ====   ====   ====
Earnings-pretax income
  with applicable
  adjustments (B)              $436    $579  $1662  $1745   $1837   $877  $1300
                                ====   ====   ====   ====    ====   ====   ====
Ratio of (B) to (A)            3.63    5.26   3.47   4.11    3.90   1.62   2.18
                                ====   ====   ====   ====    ====   ====   ====

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